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                                                                    Exhibit 99.j

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 27 to the registration statement on Form N-1A (the "Registration Statement") of our report dated August 11, 1999, relating to the financial statements and the financial highlights appearing in the June 30, 1999 Annual Report to Shareholders of New England Tax Exempt Money Market Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Fund Performance" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.




PricewaterhouseCoopers LLP
Boston, Massachusetts
August 11, 1999